Exhibit 4.2

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of May 9, 2023 by and between NEXTNAV INC., a Delaware corporation (the “Company”), and each Purchaser named on Schedule A hereto (collectively, the “Purchasers”). Each of the Company and the Purchasers also are referred to herein as a “Party”, and collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A hereto.

W I T N E S S E T H:

 WHEREAS, each Purchaser desires to purchase the Company’s 10% Senior Secured Notes due 2026 (the “Notes”) to be issued pursuant to that certain indenture, dated as of May 9, 2023, by and among the Company, the guarantors party thereto and listed on Schedule B hereto ( the “Guarantors”), GLAS Trust Company LLC, as trustee (the “Trustee”), and GLAS Trust Company LLC, as collateral agent (the “Collateral Agent”), in the form attached as Exhibit A hereto (the “Indenture”);

  WHEREAS, in connection with the issuance and sale of the Notes, the Company desires to issue to the Purchasers warrants to purchase shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), as more fully described herein; and

 WHEREAS, the Company and the Purchasers desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions thereto.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

I.              NOTES; WARRANTS

1.1                Notes.

(a)                At the Initial Closing, the Company shall issue and sell $50,000,000 aggregate principal amount of Notes (the “Initial Notes”) to the several Purchasers as provided in this Agreement, and each Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall, severally and not jointly, purchase from the Company the respective principal amount of Notes set forth opposite such Purchaser’s name in Schedule A hereto (each such Purchaser’s “Initial Note Amount”) at a price equal to 100% of the principal amount thereof (the “Purchase Price”).

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(b)               Each Purchaser shall for a period of 30 days following the date of the Initial Closing (the “Exercise Period”) have the right, but not the obligation, to elect to purchase all or any portion of such Purchaser’s Pro Rata Portion of an additional $20,000,000 aggregate principal amount of Notes (the “Additional Notes”) at the Purchase Price, on the terms and conditions set forth herein, by delivering a written notice to the Company in the form attached hereto as Schedule C (an “Exercise Notice”) specifying the principal amount of the Additional Notes such Purchaser desires to purchase, including any amount in excess of such Purchaser’s Pro Rata Portion, by the end of the Exercise Period. If and to the extent that any Purchasers (i) do not exercise their right to purchase the full amount of their respective Pro Rata Portion of the Additional Notes or (ii) withdraw their respective Exercise Notices by written notice to the Company delivered by the end of the Exercise Period, the aggregate unexercised amount of such Pro Rata Portions (the “Remaining Additional Notes”) will be available for purchase by each Purchaser that exercised its rights to purchase its Pro Rata Portion of the Additional Notes in full (each, a “Fully Exercising Purchaser”). Each Fully Exercising Purchaser shall have the right to purchase such Fully Exercising Purchaser’s pro rata percentage of the Remaining Additional Notes, as determined by dividing (i) such Fully Exercising Purchaser’s Initial Note Amount by (ii) the aggregate Initial Note Amounts of all Fully Exercising Purchasers. The delivery of an Exercise Notice by a Purchaser that is not withdrawn by such Purchaser by the end of the Exercise Period shall be a binding and irrevocable offer by such Purchaser to purchase the Additional Notes described therein. The failure of a Purchaser to deliver an Exercise Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 1.1 with respect to the purchase of Additional Notes.

(c)                No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall provide written notice (the “Acceptance Notice”) to each Purchaser specifying (i) the amount of Additional Notes that such Purchaser has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (each such Purchaser’s “Additional Note Amount”) and specifying the date of the Additional Closing (as defined below), which date shall be not less than five (5) Business Days nor more than fifteen (15) Business Days after delivery of the Acceptance Notice. The Company’s calculation of any Additional Note Amount shall be conclusive, absent manifest error.

1.2                Warrants.

(a)             Within five (5) Business Days following the Initial Closing, the Company shall issue and deliver warrants to purchase shares of Common Stock to the several Purchasers and the additional Warrant recipient named on Schedule A hereto (the “Additional Warrant Recipient”), pursuant and subject to the terms and conditions of the Common Stock Purchase Warrant issued by the Company to each Purchaser as of the date hereof and in the form attached hereto as Exhibit B (each, an “Initial Warrant”), with an exercise price per share equal to the Relevant Stock Price (as defined below). The aggregate number of shares of Common Stock to be issuable under the Initial Warrants (the “Initial Warrant Shares”) shall be determined by (i) multiplying the aggregate principal amount of Initial Notes issued by 0.80 and (ii) dividing such amount by the Relevant Stock Price. The respective number of Initial Warrant Shares issuable under the Initial Warrant issued to each Purchaser (each such Purchaser’s “Initial Warrant Amount”) shall be determined by (i) multiplying the aggregate principal amount of Initial Notes issued to such Purchaser by the amount set forth opposite such Purchaser’s name on Schedule A hereto (each such Purchaser’s “Coverage Percentage”) and (ii) dividing such amount by the Relevant Stock Price. The number of Initial Warrant Shares issuable under the Initial Warrant issued to the Additional Warrant Recipient shall be determined by dividing the warrant value set forth opposite the name of the Additional Warrant Recipient on Schedule A hereto (the “Warrant Value”) by the Relevant Stock Price.

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(b)                At the Additional Closing, if any, the Company shall issue and deliver to the several Purchasers of Additional Notes (the “Participating Purchasers”) warrants to purchase up to an aggregate number of shares of Common Stock determined by (i) multiplying the aggregate principal amount of Additional Notes issued by 0.80 and (ii) dividing such amount by the exercise price of the Initial Warrants (the “Additional Warrant Shares” and, together with the Initial Warrant Shares, the “Warrant Shares”), pursuant and subject to the terms and conditions of the Common Stock Purchase Warrant issued by the Company to each Participating Purchaser, as of the date of the Additional Closing and in the form attached hereto as Exhibit B (each, an “Additional Warrant”, and together with the Initial Warrants, the “Warrants”), with an exercise price per share equal to the Relevant Stock Price. The respective number of Additional Warrant Shares issuable under the Additional Warrant issued to each Participating Purchaser (each such Purchaser’s “Additional Warrant Amount”) shall be determined by (i) multiplying the aggregate principal amount of Additional Notes issued to such Purchaser by such Purchaser’s Coverage Percentage and (ii) dividing such amount by the Relevant Stock Price. If and to the extent any Additional Warrant Shares are not allocated to the Participating Purchasers after determining each Participating Purchaser’s Additional Warrant Amount pursuant to the foregoing sentence, an Additional Warrant exercisable for such unallocated number of Additional Warrant Shares shall be issued to the Additional Warrant Recipient.

(c)                    For purposes of this Agreement:

(i)              “Relevant Stock Price” means the average of the VWAP prices for each of the ten (10) consecutive Trading Days ending on and including the second Trading Day immediately following the Initial Closing; provided, however, that in no event shall the Relevant Stock Price (i) exceed (A) the average of the VWAP prices of each of the eight (8) consecutive Trading Days ending on and including the date of the Initial Closing, plus (B) $0.25, or (ii) be less than (A) the average of the VWAP prices of each of the eight (8) consecutive Trading Days ending on and including the date of the Initial Closing, minus (B) $0.25. Notwithstanding anything herein to the contrary, in no event will the Relevant Stock Price be less than the “Minimum Price” as defined in Rule 5635(d) of The Nasdaq Stock Market Rules.

(ii)              “Trading Day” means a day on which the Common Stock is traded on the Nasdaq Capital Market.

(iii)           “VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock for such Trading Day on the Nasdaq Capital Market as reported by Bloomberg L.P. through its “Volume at Price” function in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and reasonably acceptable to the Purchasers of a majority of the Notes then outstanding, the reasonable fees and expenses of which shall be paid by the Company.

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1.3            Initial Closing and Additional Closing.

(a)           The closing of the transaction contemplated by this Agreement as to the purchase of Initial Notes and Warrants (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures, on the date hereof or at such other time and place as the Parties mutually agree. At the Initial Closing, the Parties will take the applicable actions and make the applicable deliveries set forth in this Agreement. All actions and transactions constituting the Initial Closing hereunder shall be regarded as a single transaction so that no action or transaction shall be deemed to have taken place unless all other required actions and transactions for the Initial Closing have taken place as provided in this Agreement.

(b)               The closing of the transaction contemplated by this Agreement as to the purchase of Additional Notes and Warrants (the “Additional Closing”), if any, shall take place remotely via the exchange of documents and signatures, on the date specified in the Acceptance Notice or at such other time and place as the Parties mutually agree. At the Additional Closing, the Parties will take the applicable actions and make the applicable deliveries set forth in this Agreement. All actions and transactions constituting the Additional Closing hereunder shall be regarded as a single transaction so that no action or transaction shall be deemed to have taken place unless all other required actions and transactions for the Additional Closing have taken place as provided in this Agreement.

1.4            Initial Closing and Additional Closing Deliverables.

(a)            At the Initial Closing:

(i)        each Party shall deliver to each other Party an executed copy of this Agreement and the Resale Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

(ii)         the Company shall deliver to each Purchaser: (A) the Indenture, duly executed by the Company, the Guarantors party thereto, the Trustee and the Collateral Agent, (B) the Security Agreement in the form attached hereto as Exhibit D, duly executed by the Company, the Collateral Agent and the other parties thereto (the “Security Agreement”), and (C) Notes in principal amount equal to such Purchaser’s Initial Note Amount and an Initial Warrant exercisable for shares of Common Stock equal to such Purchaser’s Initial Warrant Amount (such documents, together with the Additional Notes and Additional Warrants issued pursuant to Section 1.3(b), are collectively referred to herein as the “Transaction Documents”);

(iii)       each Purchaser shall deliver the Purchase Price for such Purchaser’s Initial Note Amount set forth opposite such Purchaser’s name on Schedule A hereto by wire transfer of immediately available funds to the account designated by the Company;

(iv)         the Company shall deliver to the Purchasers an opinion of the Company’s counsel, dated as of the date hereof, in form, scope and substance reasonably satisfactory to the Purchasers with respect to the matters set forth on Exhibit E hereto (the “Opinion”).

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(v)           the Company shall pay the Initial Expense Amount as instructed by the Purchasers at Initial Closing.

(vi)          the Company shall deliver to each Purchaser the following additional items, each of which shall be originals (or telecopies followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated as of the date of the Initial Closing (or, in the case of certificates of governmental officials, a recent date before the date of the Initial Closing) and each in form and substance satisfactory to Purchasers:

(1)               certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Company evidencing the identity, authority and capacity of the Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which the Company is a party;

(2)               documents and certifications evidencing that the Company and its material subsidiaries are duly organized or formed, validly existing, in good standing (with respect to jurisdictions in which the concept of good standing exists), and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(3)               to the extent they are certificated, certificates representing the equity interests in each subsidiary of the Company that is, or is owned by, a party to the Security Agreement (with stock powers executed in blank).

All Parties shall deliver such other instruments and documents reasonably and customarily necessary to consummate the transaction contemplated hereby. The “Initial Expense Amount” shall be the total of Purchasers’ actual, documented third-party out of pocket legal expenses incurred by the Purchasers in connection with the preparation and negotiation of this Agreement and the other Transaction Documents in connection with the Initial Closing.

(b)            At the Additional Closing, if any:

(i)         the Company shall deliver to each Participating Purchaser: (A) Notes in principal amount equal to such Participating Purchaser’s Additional Note Amount and an Additional Warrant exercisable for shares of Common Stock equal to such Participating Purchaser’s Additional Warrant Amount;

(ii)          each Participating Purchaser shall deliver its respective Additional Note Amount by wire transfer of immediately available funds to the account designated by the Company;

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(iii)        the Company shall deliver to the Participating Purchasers an opinion of the Company’s counsel, dated as of the date of the Additional Closing, in form, scope and substance reasonably satisfactory to the Participating Purchasers with respect to the matters set forth on Exhibit E hereto (the “Opinion”);

(iv)        the Company shall pay the Additional Expense Amount as instructed by the Participating Purchasers at Additional Closing;

(v)        the Company shall deliver to the Participating Purchasers the following additional items, each of which shall be originals (or telecopies followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated as of the date of the Additional Closing (or, in the case of certificates of governmental officials, a recent date before the date of the Additional Closing) and each in form and substance satisfactory to Participating Purchasers:

(1)           certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Company evidencing the identity, authority and capacity of the Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which the Company is a party;

(2)           documents and certifications evidencing that the Company and its material subsidiaries are duly organized or formed, validly existing, in good standing (with respect to jurisdictions in which the concept of good standing exists), and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(3)             to the extent they are certificated and not previously delivered, certificates representing the equity interests in each subsidiary of the Company that is, or is owned by, a party to the Security Agreement (with stock powers executed in blank).

All Parties shall deliver such other instruments and documents reasonably and customarily necessary to consummate the transaction contemplated by the Additional Closing. The “Additional Expense Amount” shall be the total of Participating Purchasers’ actual, documented third-party out of pocket legal expenses incurred by the Participating Purchasers in connection with the preparation and negotiation of the Transaction Documents in connection with the Additional Closing.

1.5           Use of Proceeds. Unless otherwise consented to in writing by the Purchasers, the Company shall use the Total Note Amount for general corporate purposes and working capital needs, including payment of the Initial Expense Amount and Additional Expense Amount.

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II.           REPRESENTATIONS AND ACKNOWLEDGEMENTS BY THE PURCHASERS

Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company, severally and not jointly, as follows:

2.1           Such Purchaser recognizes that (a) such Purchaser’s investment in the Notes, the Warrants and the Warrant Shares involves a high degree of risk including, but not limited to, those set forth in the filings the Company has made with the U.S. Securities and Exchange Commission (“SEC”) prior to the date hereof; (b) an investment in the Company is highly speculative, and only an investor who can afford the loss of its entire investment should consider investing in the Company; and (c) such Purchaser may not be able to liquidate its investment.

2.2           Such Purchaser represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that such Purchaser is able to bear the economic risk of the transactions contemplated hereby.

2.3           In making such Purchaser’s decision to purchase the Notes and Warrants, such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated hereby.

2.4           Such Purchaser is not investing in the securities issuable in the transactions contemplated hereby as a result of any advertisement, article, notice or other communication regarding such securities published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or presented at any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

2.5           Such Purchaser hereby represents that such Purchaser, either by reason of such Purchaser’s business or financial experience or the business or financial experience of such Purchaser’s professional advisors (who are unaffiliated with and not compensated by the Company or any Affiliate or selling agent of the Company, directly or indirectly), is capable of evaluating the merits and risks of the prospective investment in the securities issuable in the transactions contemplated hereby, and has so evaluated the merits and risks of such investment.

2.6           Such Purchaser hereby acknowledges that the investment contemplated hereby has not been reviewed by the SEC nor any state regulatory authority. Such Purchaser understands that none of the interests in the Company to be issued to it hereunder have been registered under the Securities Act or under any state securities or “blue sky” laws and agrees not to sell, pledge, assign or otherwise transfer or dispose of such interests unless they are registered under the Securities Act and under any applicable state securities or “blue sky” laws or unless an exemption from such registration is available.

2.7           Such Purchaser hereby represents that such Purchaser is purchasing the securities in the Company for its own account for investment and not with a view toward the resale or distribution to others, and such Purchaser does not have a present arrangement to effect any distribution of such securities to or through any Person.

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2.8           Such Purchaser consents to the placement of a legend on any certificate or other document evidencing the interests to be issued hereunder that such interests have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. Such Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such interests. The legend to be placed on each certificate shall be in form substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS”, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

2.9           Such Purchaser hereby represents that the address of such Purchaser furnished by such Purchaser on the signature page hereof is such Purchaser’s principal business address.

2.10           The Transaction Documents have been duly authorized, executed and delivered by or on behalf of such Purchaser. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as such enforceability may be limited by (A) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (B) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) insofar as indemnification and contribution provisions may be limited by applicable law.

2.11           Such Purchaser acknowledges that no Person shall have, as a result of the purchase of the Note by such Purchaser, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

2.12           Such Purchaser will not have, as a result of the transactions contemplated by the this Agreement, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

2.13           Such Purchaser represents that it is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in a business that would require it to be so registered.

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2.14          Such Purchaser acknowledges that it has reviewed the Disclosure Materials (as defined herein) and all other materials such Purchaser deemed necessary for the purpose of making an investment decision with respect to the securities issuable pursuant to the transactions contemplated hereby, and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company’s business, management and financial affairs and terms and conditions of the offering of the securities and the merits and risks of investing in the securities; (ii) access to publicly available information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Purchaser has evaluated the risks of investing in the securities, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for such Purchaser.

2.15          Such Purchaser acknowledges that the Company is a former special purpose acquisition company and, therefore, a former “shell company” (as defined in Rule 405 of the Securities Act) and that the availability of the safe harbor provided by Rule 144 with respect to the resale of restricted securities of the Company issuable pursuant to the Transaction Documents is accordingly subject to the provisions of Section 144(i)(2) of Rule 144.

III.              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers that:

3.1              Organization, Good Standing and Qualification. The Company and each of the Guarantors have been duly organized and are validly existing and in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

3.2              Authorization; Enforceability. The Company and each Guarantor has all corporate right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company and the Guarantors, and their respective directors and stockholders necessary for the (i) authorization execution, delivery and performance of the Transaction Documents; (ii) authorization, sale, issuance and delivery of the Notes, the Warrants and the shares of Common Stock issuable pursuant to the Warrants and the Notes and the performance of the Company’s obligations hereunder and thereunder; and (iii) granting of the liens contemplated by the Security Agreement has been taken. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, as applicable, the Guarantors and constitute legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Assuming the accuracy of the representations of the Purchasers in Section II of this Agreement, the securities of the Company issuable pursuant to the Transaction Documents will be issued in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable pursuant to the Warrants have been duly authorized and reserved for issuance, solely for purposes of the exercise of the Warrants, and such shares and any shares of Common Stock that may be issued in payment of interest pursuant to the terms of the Notes, when so issued, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable federal and state securities laws.

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3.3              No Conflict; Governmental Consents: Approval Obtained.

(a)                The execution and delivery by the Company and the Guarantors of the Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not result in the violation of any applicable law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Authority to or by which the Company or any of its subsidiaries is bound, or of any provision of the organizational documents of the Company or the Guarantors, and will not conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject or applicable rules and regulations of The NASDAQ Capital Market or such other trading market on which the Common Stock is then listed, nor result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries, a reduction to any conversion price or exercise price provided therein, or any other adjustment to the terms thereof.

(b)               No consent, approval, authorization or other order of any Governmental Authority is required to be obtained by the Company or its subsidiaries in connection with the authorization, execution and delivery of the Transaction Documents or the performance of the Company’s obligations hereunder and thereunder, including the authorization, issue and sale of the Notes and the issuance of the Warrants or the Warrant Shares or the granting of the liens contemplated by the Security Agreement except for any required filings with any state, federal or foreign blue sky or securities regulatory authority after the Initial Closing or Additional Closing and the filing of any Uniform Commercial Code financing statements or similar securities filings to perfect the liens contemplated by the Transaction Documents.

3.4              SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension and has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof. Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and, together with this Agreement, the “Disclosure Materials”. The SEC Reports filed by the Company with the SEC, from the commencement of the fiscal year covered by the Company’s most recent Annual Report on Form 10-K to the date of this Agreement (the “SEC Documents”), as of their respective dates, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of such SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the audited financial statements and unaudited interim financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim financial statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

3.5              Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the most recent balance sheet included in the Company’s unaudited interim financial statements contained in the Company’s most recent Annual Report on Form 10-K, except as disclosed in the SEC Documents filed subsequent to such Form 10-K, there has been no Material Adverse Effect with respect to the business affairs, condition (financial or otherwise) or business prospects of the Company and its subsidiaries considered as one enterprise. Since the date of the most recent balance sheet included in the Company’s unaudited interim financial statements contained in the Company’s most recent Annual Report on Form 10-K, except as disclosed in the SEC Documents filed subsequent to such Form 10-K, neither the Company nor any of its subsidiaries has (i) declared or paid any dividends on the Company’s securities, (ii) sold any assets outside of the ordinary course of business or (iii) made any material capital expenditures (either individually or in the aggregate). Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

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3.6              No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the securities issuable pursuant the transaction contemplated by the Transaction Documents.

3.7              Private Placement. Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the securities as contemplated by the Transaction Documents.

3.8              Registration Rights. Except for rights granted under the Registration Rights Agreement, dated as of October 28, 2021 (the “2021 RRA”), by and among the Company and the Holders (as defined therein), and the Share Transfer Agreement, dated as of October 28, 2022 (the “2022 Share Purchase Agreement”), between the Company and the Sellers (as defined therein), and related Put & Call Option Agreements (as defined in the 2022 Share Purchase Agreement) entered into by the Company in connection with its acquisition of Nestwave, the Company has not granted or agreed to grant to any Person any rights (including “piggyback” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not expired or been satisfied or waived. Except for rights granted under the 2021 RRA, no Person has registration or “piggyback” rights that would preempt or “cut-back” the registration rights granted to the Purchasers under the Registration Rights Agreement.

3.9              Brokers’ Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commission (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the issuance of the securities issuable pursuant to the transaction contemplated by the Transaction Documents. The Company acknowledges that it has engaged B. Riley as its financial advisor (the “Advisor”) in connection with the sale of such securities. Other than the Advisor, the Company has not engaged any financial advisor, placement agent or other agent in connection with the sale of such securities.

3.10           FCC Licenses.

(a)                A true and complete list of the licenses (the “FCC Licenses”) issued by the U.S. Federal Communications Commission (the “FCC”) and held by the Company or its wholly- owned subsidiary, Progeny LMS, LLC (hereinafter jointly referred to in this Section 3.10 and in Schedule D-2 as the “Company”), is included in Schedule D-1 hereto. The Company is the sole holder of the FCC Licenses, and no other Person has any right, title or interest in or with respect to the FCC Licenses. The Company holds the FCC Licenses free and clear of all Liens and, except as indicated in Schedule D-1 hereto, the FCC Licenses are regular FCC authorizations and not experimental, special temporary, demonstration or developmental authorizations.

(b)               The FCC Licenses are validly issued to the Company and in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated. The most recent ten- year term of the FCC Licenses expired on July 17, 2020, but the Company timely filed renewal applications seeking an additional ten-year term for each of the FCC Licenses and tolling their expiration dates. The Company has received no communication or other indication from the FCC that it might refrain from granting the renewal applications.

(c)                Except as indicated in Schedule D-2 hereto, all reports and notices to the FCC required to be filed with the FCC with respect to the FCC Licenses have been timely filed, and are complete and accurate in all material respects. The Company is in compliance in all material respects with the terms of the FCC Licenses, the Federal Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. There is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture pending by the FCC with respect to the FCC Licenses and, to the Company’s knowledge, no such order or notice has been threatened. All payments to any applicable Governmental Authority for or required with respect to the Company’s FCC Licenses have been timely made. The Company has not incurred any FCC fine, charge or other liability resulting from any noncompliance with respect to the FCC Rules relating to the FCC Licenses, or such reports or notices, and, to the Company’s knowledge, no such fine, charge or other liability has been threatened.

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IV.              COVENANTS OF THE COMPANY AND THE PURCHASERS

4.1              Furnishing of Information. Until the date that any Purchaser owning Warrants or Warrant Shares may sell all of them without restriction under Rule 144 of the Securities Act (or any successor provision), the Company covenants to use its reasonable best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

4.2              Disclosure. In accordance with the requirements of the Exchange Act, the Company shall cause a Current Report on Form 8-K relating to the transactions contemplated pursuant to the Transaction Documents to be transmitted to the SEC for filing, which Form 8- K shall be reasonably acceptable to each Purchaser and disclose the material terms of the transactions contemplated hereby. The Company shall provide the Purchasers with an advance copy of such proposed disclosure and reflect all reasonable input from Purchasers. Each of the Company and each Purchaser agrees not to issue any other public statements with respect to the Purchasers’ investment or proposed investment in the Company or the terms of any agreement or covenant between them without the other Party’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

4.3              CUSIPs. The Company will use its best efforts to provide a CUSIP number for the Notes.

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V.           MISCELLANEOUS

5.1              All notices or other communications hereunder will be in writing and will be given by (i) personal delivery, (ii) courier or other delivery service which obtains a receipt evidencing delivery, (iii) registered or certified mail (postage prepaid and return receipt requested) or (iv) email or similar electronic device, to such address as may be designated from time to time by the relevant party, and which will initially be:

if to the Company, at:

NEXTNAV INC.

1775 Tysons Blvd., 5th Floor

McLean, VA

Attention: Chief Financial Officer

Email:

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

8350 Broad Street 17th Floor Tysons, Virginia 22102 Attention:

Email:

if to a Purchaser, at

At such Purchaser’s address set forth on Schedule A to this Agreement.

With a copy (which shall not constitute notice) to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, OH 44114

Attention:

Email:

All notices and other communications will be deemed to have been given (i) if delivered by the United States mail, three (3) Business Days after mailing (five (5) Business Days if delivered to an address outside of the United States), (ii) if delivered by a courier or other delivery service, one (1) Business Day after dispatch (two (2) Business Days if delivered to an address outside of the United States) and (iii) if personally delivered or sent by email or similar electronic device, upon receipt by the recipient or its agent or employee (which, in the case of a notice sent by email or similar electronic device, will be the time of transmission, except that, if not sent during normal business hours for the recipient, shall be the opening of business on the next Business Day for the recipient). No objection may be made by a party to the manner of delivery of any notice actually received in writing by an authorized agent of such party.

5.2              This Agreement shall not be changed, modified or amended except by a writing signed by the Company and the Purchaser that identifies itself as an amendment to this Agreement.

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5.3              This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in the Warrant, neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party.

5.4              NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW. IN THE EVENT THAT A JUDICIAL PROCEEDING IS NECESSARY, THE SOLE FORUM FOR RESOLVING DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT IS THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTY OF NEW YORK OR THE FEDERAL COURTS FOR SUCH STATE AND COUNTY, AND ALL RELATED APPELLATE COURTS, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO SAID VENUE. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, THE WARRANTS, OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THEREBY.

5.5              In order to discourage frivolous claims the parties agree that unless a claimant in any proceeding arising out of this Agreement or any other Transaction Document succeeds in establishing his claim and recovering a judgment against another party (regardless of whether such claimant succeeds against one of the other parties to the action), then the other party shall be entitled to recover from such claimant all of its/their reasonable legal costs and expenses relating to such proceeding and/or incurred in preparation therefor.

5.6              The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein. Moreover, said provision shall be replaced with language that is as similar in business purpose and intent and one that shall be legal, valid and enforceable.

5.7              It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

5.8              The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

5.9              This Agreement may be executed and delivered in one or more identical counterparts, and delivered via facsimile or e mail (PDF format) transmission, each of which when executed will be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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5.10          All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

5.11          The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any action or proceeding for such purpose.

[Balance of page intentionally left blank]

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IN WITNESS WHEREOF the Parties have signed this Note Purchase Agreement in one or more counterparts as of the date first appearing above.

NEXTNAV INC.

By:	/s/ Ganesh Pattabiraman
Name:	Ganesh Pattabiraman
Title:	CEO

[Signatures of Purchasers on file with the Company]

#

APPENDIX A

DEFINITIONS

Definitions. As used herein:

“Affiliate” means, with respect to any Person (defined below), (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the equity interests having ordinary voting power in the election of directors or managers of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint ventures and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means (i) a day on which the Common Stock is traded on a Trading Market, (ii) if the Common Stock is not listed on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices) or (iii) in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any leased real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or un-liquidated, and whether due or to become due), including any liability for Taxes.

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“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, transfer restriction, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

“Material Adverse Effect” or “Material Adverse Change” means (i) a material and adverse effect on the rights and remedies of the Purchasers or Collateral Agent (as defined in the Security Agreement) under the Transaction Documents, including the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, or (iii) a material and adverse impairment of the Company’s ability, or any subsidiary’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents to which the Company or such subsidiary is party.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Pro Rata Portion” means, for any Purchaser as of any particular time, a fraction determined by dividing (a) the aggregate outstanding amount of all Notes owned by such Purchaser immediately prior to such time by (b) the aggregate outstanding amount of all Notes owned by all of the Purchasers immediately prior to such time.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, director or manager of the Company and solely for purposes of the delivery of incumbency certificates pursuant to Section 1.4(b), the secretary, any assistant secretary or any director of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and the Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

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EXHIBIT A

Form of Indenture

EXHIBIT B

Form of Warrant

EXHIBIT C

Form of Resale Registration Rights Agreement

EXHIBIT D

Form of Security Agreement

EXHIBIT E

Form of Opinion of Company Counsel

SCHEDULE A

Purchaser Name and Address	Initial Note Amount	Coverage Percentage

 SCHEDULE B

GUARANTORS

NextNav Holding LLC

NextNav Intermediate Holdco, LLC

NextNav LLC

Progeny LMS, LLC

CommLabs, Inc.

SCHEDULE C

Form of Exercise Notice

SCHEDULE D

FCC LICENSES